EMPLOYMENT AGREEMENT

This Agreement is entered into as of the 3rd day of December 2004, by and between ARROW-MAGNOLIA INTERNATIONAL LP, a Texas limited partnership ("Employer"), and Mark I. Kenner ("MIK"). This agreement will be effective upon closing of the merger between ARROW-MAGNOLIA INTERNATIONAL LP and ARROW-MAGNOLIA INTERNATIONAL, INC.

                                RECITALS

A.	Employer desires to employ MIK and MIK desires to be employed by
Employer to serve and perform such duties at such times and places and upon such terms and conditions as hereinafter provided;

B.	Contemporaneously with the execution hereof, a merger occurred whereby
Employer was the surviving entity and, pursuant to which all stock owned by MIK in Employer's predecessor was purchased and, in consideration therefor, MIK has agreed to grant to Employer a covenant not to disclose certain information relating to Employer's business and a covenant not to compete with Employer;

C.	Employer and MIK desire to set forth in writing the terms and conditions of their agreement and understandings.

                            STATEMENT OF AGREEMENT

	NOW, THEREFORE, for good consideration, Employer and MIK agree as follows:

1. Employment. Employer hereby agrees to the employment of MIK and MIK hereby accepts the employment with Employer upon the terms and conditions herein stated.

2. Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin as of the date hereof, and shall terminate eighteen months after closing of the merger transaction ; provided, however, that the term of this Agreement shall be renewed and extended for an additional 1 year period if both Employer or MIK mutually agree in writing not less than six (6) months prior to the beginning of such additional 1 year period.

3. Compensation.

(a) Salary. For services rendered by MIK under this Agreement, Employer shall pay MIK a salary, payable in equal semi-monthly installments, as follows:

Period                                 Total Amount to be Paid During
                                       Period

 Upon closing and the first 12         $155,000
months following the closing of the
merger transaction

From completion of the first 12        $135,000
months following the closing of the
merger and the remaining 6 months
of this agreement

(b) Quarterly Bonus Opportunities. On or before the date that is 45 days after the end of each fiscal quarter of MIK's service hereunder, Employer shall also pay to MIK a bonus equal to a percentage, as set forth below, of Employer's net earnings, adjusted for acquisition debt service (hereinafter referred to as the "S3(b) Quarterly Net Earnings"), for the fiscal quarter then ended (prior to accrual for such bonus and similar bonuses payable to other executives of Employer):

S3(b) Quarterly Net Earnings             Bonus Percentage

Less than $300,000                        0%

$300,000 to $349,999                      1.0%

$350,000 to $399,999                      1.5%

$400,000 to $449,999                      2.0%

$450,000 to $499,999                      2.5%

$500,000 to $549,999                      3.0%

$550,000 to $599,999                      3.5%

$600,000 to $649,999                      4.0%

$650,000 to $699,999                      4.5%

$700,000 or greater                       5.0%

(c) First Year (12 month) Bonus. On or before the date that is 45 days after the end of first 12 months of MIK's service hereunder, Employer shall also pay to MIK a bonus equal to a percentage, as set forth below, of Employee's annual salary for such 12 month period based upon Employer's earnings before income tax and adjusted for acquisition debt service service (hereinafter referred to as the "S3(c) Annual Net Earnings") for the respective 12 month period (prior to accrual for such bonus and similar bonuses payable to other executives of Employer):

S3(c) Annual Net Earnings                Percentage of Annual Salary

Less than $300,000                        0%

$300,000 to $399,999                      7.5%

$400,000 to $499,999                      10.5%

$500,000 to $599,999                      12.5%

$600,000 to $699,999                      15.0%

$700,000 to $799,999                      17.5%

$800,000 to $899,999                      20.0%

$900,000 to $999,999                      22.5%

$1,000,000 or greater                     25.0%

(d) Calculations. For purposes of this paragraph 3(b) and 3(c) above, the S3(b) Quarterly Net Earnings and the S3(c) Annual Net Earnings shall be calculated by the certified public accountant ("CPA") that normally
prepares the financial statements of Employer.   The determinations of
the CPA shall be conclusive and binding on all of the parties hereto.

(e) Tax Differential Payment. Employer shall pay to MIK, on or before April 1, 2005 the amount of $42,517 in cash.

(f) Automobile. The current automobile provided by Employer to MIK will be sold and the proceeds retained by Employer. Instead, Employer shall provide to MIK the use of a mutually agreeable automobile that will be leased by Employer. During the term of this Agreement, Employer shall pay all reasonable maintenance and insurance expenses associated with such leased automobile. For a period of thirty (30) days after termination of this Agreement, unless such termination is as a result of any of the "Cause Events," as hereinafter defined, Employer shall assign to MIK Employer's rights, if any, to purchase such automobile from the lessor.

(g) Withholding. The salary and any other compensation paid to MIK shall be subject to any and all such payroll and withholding deductions as are required by the laws of any jurisdiction, federal, state or local, with taxing authority with respect to such salary and other compensation.

4. Duties. During the term of this Agreement, to the best of MIK's ability, using reasonable and prudent judgment and care, MIK shall serve as Employer's Executive Vice President. At all times, MIK shall provide guidance and on-the-job training to the Manager of Employer's general partner and shall take an active role in optimizing Employer's overall performance and perform any other duties assigned by the Manager or CEO.

5. Extent of Services. During the term of this Agreement, MIK shall devote substantially all of MIK's time and energy during normal business hours to the furtherance of Employer's business. At all times during the term of this Agreement, MIK shall not, directly or indirectly, alone or as a member of any business entity, or as an officer, director or stockholder of any corporation, be engaged in or concerned with any other commercial or business duties or pursuits which would require such substantial services on the part of MIK that MIK, in Employer's sole opinion, would be unable to perform the services required to be performed by MIK, as determined by Employer.

6. Working Facilities and Staff. MIK shall be furnished with such facilities, staff and services as are suitable to MIK's position and adequate for the performance of MIK's duties.

7. Expenses. Employer will reimburse MIK for all such expenses which Employer, in Employer's sole discretion, deems are reasonably incurred for the management and operation of the business of Employer, upon the presentation by MIK, in a timely manner, of an itemized account of such expenditures.

8. Vacations. During his service as an employee, MIK shall be entitled to a vacation in accordance with the established company policy of Employer, during which time MIK's compensation hereunder shall be paid in full.

9. Insurance Subsidy. During his service as an employee, Employer shall pay MIK $500/month as reimbursement for disability insurance which MIK has or will individually obtain. The Employer will pay for MIK's medical and hospitalization insurance in the same manner as was handled prior to the
merger for the duration of this agreement.    Additionally, during this time
Employer shall pay the premium (currently $2553 annually) on the existing $100,000 life insurance policy now carried on MIK and payable to Mrs. Kenner as beneficiary.

10. Fringe Benefits. During his service as an employee, Employer shall provide to MIK and MIK shall be entitled to participate in such group , pension, profit sharing, life insurance and other employee benefit plans on terms and conditions as are comparable to vice presidents employed by Employer.

11. Disability and Death. If MIK is unable to perform MIK's services by reason of illness or incapacity for a period of more than thirty (30) consecutive days, the compensation otherwise payable to MIK during the continued period of such illness or incapacity shall be reduced by fifty percent (50%). MIK's full compensation shall be reinstated upon MIK's return to employment and the discharge of MIK's full duties hereunder. Notwithstanding anything herein to the contrary, Employer may terminate this Agreement at any time after MIK shall be absent from MIK's employment, for whatever cause, for a continuous period of more than forty-five (45) consecutive days or absence of 50% or more of normal work hours during any three month period,, and all obligations of the Employer hereunder, including Employer's obligation to pay MIK the compensation provided in paragraph 3 hereof, shall immediately cease upon any such termination. All of Employer's obligation hereunder, including Employer's obligation to pay MIK the compensation provided in paragraph 3 hereof, shall cease immediately upon MIK's death. The determination of all periods of time under this paragraph 11 shall be calculated by including (and counting) all vacation days, weekends, holidays and other days off which occur within the applicable period.

12. 	Termination for Cause.  Employer may terminate MIK's employment under this Agreement upon (10) days' notice to MIK after the occurrence of any of the following events ("Cause Events").

(a) Any failure by MIK to faithfully perform the covenants and agreements of MIK herein stated if such breach and/or failure to perform is not remedied within thirty (30) days after written notice thereof from Employer to Employee specifying in reasonable detail the nature of the breach or failure and the steps necessary to remedy the same;

(b) Willful, gross misconduct by MIK in connection with the performance of the covenants and agreements of MIK herein stated;

(c) If MIK violates any law, rule or regulation which violation materially adversely affects Employer;

(d) If MIK violates any of the provisions of paragraphs 15 or 16;

(e) If MIK converts any property of Employer;

(f) If MIK is convicted of any felony; or

(g) If MIK is convicted of any lesser crime or offense involving property or business of Employer.

In the event of a dispute as to whether a Cause Event has occurred, upon the request of Employer or MIK, such dispute shall be resolved pursuant to the expedited procedures of the commercial arbitration rules of the American Arbitration Association regardless of the amount in controversy, with each party to bear its own arbitration costs and expenses. The parties stipulate that the hearing locale for any such arbitration proceeding will be Dallas, Texas. Judgment upon the award rendered as a result of such arbitration may be entered in any court having jurisdiction thereof. The parties further stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of or relating to whether a Cause Event has occurred. Upon termination of MIK's employment under this Agreement as a result of a Cause Event, all of Employer's obligation hereunder, including Employer's obligation to pay MIK the compensation provided in paragraph 3 hereof, shall immediately cease. Nothing contained herein shall be construed as limiting in any manner any of the rights or remedies available to Employer pursuant to this Agreement or otherwise with respect to such Cause Event.

13. Expiration of Term. In the event this Agreement is terminated due to expiration of the term of this Agreement as set forth in paragraph 2 hereof, all of Employer's obligations hereunder, including Employer's obligation to pay MIK the compensation provided in paragraph 3 hereof, shall immediately cease.

14. Other Termination by Employer. Employment hereunder is at will and in the event Employer terminates MIK's employment hereunder for any reason other than as provided in paragraphs 11,12 or 13, Employee will continue to receive for one year the salary provided in paragraph 3(a) above and a continuation under the employee group term medical insurance plan for a period of one year. Employee will have the option to buy the automobile as set forth in paragraph 3(c) above. All other benefits will be terminated and all of Employer's other obligations hereunder shall immediately cease.

15. Disclosure of Information. MIK acknowledges that, in and as a result of MIK's association with Employer, MIK has and will be making use of, acquiring, developing and/or adding to confidential information of special and unique value relating to such matters as Employer's products, trade secrets, systems, procedures, manuals, confidential reports, customer and supplier lists, and other information, data and displays, whether or not patented or copyrighted, as well as the nature and type of product sold by Employer, the identity of Employer's suppliers and customers, the products and methods used and preferred by Employer's customers, and the prices paid by such customers (collectively hereinafter referred to as the "Confidential Information"). As a material inducement to Employer to enter into this Agreement and to pay to MIK the compensation referred to in paragraph 3 hereof (as well as any additional benefits referred to herein), MIK covenants and agrees that MIK and MIK's partners, agents, representatives, servants, employers, employees and any and all other persons acting, directly or indirectly, for or with MIK shall not, at any time during or following the term of this Agreement, directly or indirectly, for any purpose whatsoever, divulge or disclose any of the Confidential Information which has been obtained by or disclosed to MIK and shall not at any time during or following the term of this Agreement, directly or indirectly, use, for any purpose whatsoever, any of the Confidential Information for MIK's benefit or for any purpose, whether or not beneficial to MIK, except for the purpose of permitting MIK to perform the services for Employer contemplated by this Agreement. MIK further covenants and agrees that all such Confidential Information shall be the exclusive property of Employer and, upon the expiration of this Agreement, MIK shall deliver to Employer all Confidential Information then in the possession, custody or control of MIK and without regard to the form in which such Confidential Information is stored or the media for storage for such Confidential Information.

16. 	Covenants Against Competition.  MIK acknowledges that MIK's services to be rendered hereunder are of a special and unusual character that have a unique value to Employer, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Employer of the services of MIK for which Employer has contracted hereunder, in consideration of the amounts paid to MIK for the purchase of MIK's stock in Employer's predecessor, and as a material inducement to Employer to enter into this Agreement, and to pay to MIK the compensation referred to in paragraph 3 hereof, (as well as any additional benefits referred to herein), MIK covenants and agrees that MIK and MIK's partners, agents, representatives, servants, employers, employees and any and all other persons acting, directly or indirectly, for or with MIK shall not, during the term of this Agreement and for a period of two (2) years thereafter, within the continental United States:

(a) Distribute or offer for sale, whether as agent, sales representative, distributor or otherwise, any product competitive with any product then sold by Employer;

(b) Engage in, directly or indirectly, any business in competition with any business of Employer then existing; or

(c) Solicit for employment or employ any employee of Employer.

17. Reasonableness of Restrictions. MIK has carefully read and considered the provisions of paragraph 15 and 16 hereof and having done so, agrees that the restrictions set forth in such paragraphs (including, but not limited to, the time period restriction and the geographical areas of restriction set forth in paragraphs 15 and 16) are fair and reasonable and are reasonably required for the protection of the interests of Employer, its officers, directors and other employees. Notwithstanding the foregoing, in the event that any of the provisions of paragraphs 15 and 16 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not included therein. In the event that any provision of paragraph 15 or 16 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, such time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

18. Equitable Relief; Accounting for Profits. In the event of a breach or threatened breach of any of the provisions of paragraphs 15 or 16, Employer, in addition to and not in limitation of any other rights or remedies available to Employer at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by MIK or by MIK's partners, agents, representatives, servants, employers, employees and/or any and all persons, directly or indirectly, acting for or with MIK. MIK further covenants and agrees that if MIK shall violate any of MIK's covenants and agreements pursuant to paragraphs 15 and 16 above, Employer shall also be entitled to an accounting and repayment of all profits, compensations, commissions, remunerations and/or other benefits which MIK, directly or indirectly, may realize as a result of, growing out of or in connection with, any such violation. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies that Employer is or may be entitled to at law or in equity or under this Agreement. In any action brought by Employer against MIK for the breach of this Agreement, Employer shall be entitled to recover Employer's costs and expenses, including expert witness fees and reasonable attorneys' fees.

19. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and shall be deemed to have been given if personally delivered or if deposited in the United States mail, by certified mail, with proper postage prepaid thereon, addressed as follows:

	If to Employer:
	ARROW-MAGNOLIA INTERNATIONAL LP								2646 Rodney Lane
	Dallas, Texas 75229										Attention:  Ms. Tanya Shaw



	If to MIK:
	Mark I. Kenner											2646 Rodney Lane
      Dallas, Texas 75229

or to such other address as either party may hereafter advise the other by notice given in accordance with the provisions hereof.

20. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by MIK shall not operate or be construed as a waiver of any subsequent breach by MIK.

21. Assignment. Employer may assign this Agreement to any successor in interest of Employer's business. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer and MIK; provided, however, that MIK may not assign this Agreement without the prior written consent of Employer.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

23. Governing Law. This Agreement shall be construed in accordance with, and the rights and duties of the parties hereto shall be governed by, the internal laws of the State of Texas.

24. Entire Agreement. This instrument contains the entire Agreement of the parties pertaining to MIK's employment by Employer, superseding all other agreements, whether oral or written, express or implied. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

25. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

26. 	Construction.  Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.


	IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above set forth.

ARROW-MAGNOLIA INTERNATIONAL LP
By AM Management LLC, General
Partner


By
___________________________________
Tanya Shaw, Manager

Employer




________________________________________
Mark I. Kenner